Exhibit 10.20

eASIC Corporation
2585 Augustine Drive, Suite 100
Santa Clara, CA 95054
Tel: (408) 855-9200
Fax: (408) 855-9201
www.easic.com

December 11, 2014

Matt Ng

Dear Matt,

eASIC Corporation (“eASIC” or the “Company”) is pleased to formally offer you a full time position as VP, Legal, General Counsel and Corporate Secretary. You will be reporting to Richard Deranleau, CFO and SVP, Finance. You will be responsible for duties commensurate with this position. Throughout the term of your employment, you will devote on a full time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities. As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services.

eASIC is offering you a semi-monthly salary of $10,000 (which is equivalent to $240,000 annually), less applicable withholding in accordance with eASIC’s normal payroll procedures. Your anticipated started date is January 5, 2015, contingent upon the successful completion of background investigation and/or reference check. eASIC reserves the right to conduct background investigations and /or reference checks on all of its potential employees.

You are eligible to participate in the Company bonus plan at a rate of 40% of your annual salary paid annually, if you and eASIC meet the established annual performance objectives. Details of the incentive bonus will be provided separately.

You will be eligible to participate in the Company’s health benefits, paid time off (PTO), holiday pay, and other employee benefits, in accordance with the Company’s employee policies as developed, adopted and modified from time to time. The Company reserves the right to modify or cancel such benefits at any time.

Your primary work location will be Santa Clara, California. However, the Company reserves the right in its discretion to assign you to perform duties at any other location or that may differ in any manner whatsoever from any duties described in this agreement.

In connection with your employment with the Company, the Company will recommend that the Board of Directors grant you an option to purchase seventy-five thousand (75,000 shares of the Company’s Common Stock (“Shares”)). The option shall have an exercise purchase price equal to the fair market value on the date of the grant as determined by the Company’s Board of Directors. Twenty-five percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and the remaining shares shall vest each month of continuous service thereafter over the next three (3) years. The Shares will continue to vest only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Stock Option Agreement between you and the Company.

As an eASIC employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s standard agreement relating to proprietary rights (the “Inventions Agreement”). This letter, the “Inventions Agreement”, the Company policy for all employees, and your Stock Option Agreement between you and eASIC, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

You should be aware that your employment with eASIC is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason, simply by notifying the Company. Similarly, eASIC is free to conclude its employment relationship with you at any time for any reason, as long as not otherwise prohibited by law. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

You and the Company agree that any dispute between you (including any claims you may have against any officer, director, or employee of the Company or any subsidiary thereof), including without limitation any dispute arising directly or indirectly out of termination of the employment relationship created hereunder, shall be resolved under the Company dispute Resolution Procedure where Arbitration shall be the exclusive final remedy for dispute between the parties.

For purposes of federal immigration law (Immigration Reform and Control Act of 1986), you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation as listed on the enclosed I-9 form with you on your first day. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

The aforementioned are the terms and conditions of your employment and any other representation which may have been made to you are superseded by this offer. If the above terms and conditions are in accordance with your understanding, please sign this letter where indicated below and return it to Halina Nabielec (Human Resources). This offer, if not accepted, will expire on December 17, 2014.

eASIC intends to be the technology leader in the Structured ASIC, Configurable Logic, and FPGA segments of the IC design implementation and manufacturing market and hopes that you will join us in this mission. Matt, all of us at eASIC look forward to having you join us. I am confident that your contribution will be an asset in our success. If you have any questions about this letter or your offer, please do not hesitate to contact me.

Sincerely,

By:	/s/ Ronnie Vasishta
Ronnie Vasishta
President & CEO

This offer of employment is expressly conditioned upon, and shall not be effective in the absence of your agreement and acceptance.

By signing below, I acknowledge and agree to and accept employment with eASIC Corporation on the terms set forth in this agreement. I acknowledge and understand that my employment with eASIC is subject to a satisfactory background investigation and providing acceptable proof of my identity and of my current and unrestricted right to work in the United States within three (3) business days of my date of hire.

/s/ Matt Ng	12/17/14	1/12/15 or earlier
Matt Ng	Date	Confirmed Start Date

A representative from our Human Resources team will be in contact with you prior to your first day, to schedule an agreeable time to conduct New Employee Orientation with you.